EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 2-0-27648, 333-100120, 333-10648, 333-106400 and
333-131870) pertaining to the VocalTec Communications Ltd. (the "Company") 1996 Stock Option Plan and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 and 1999 Stock Option Plan and Incentive Plan and Amended 2003 Master Stock Option Plan of our report dated April 18, 2006 with respect to the consolidated financial statements of the Company for the year ended December 31, 2005, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2005, filed with the US Securities and Exchange Commission.



Tel Aviv, Israel                                KOST FORER GABBAY & KASIERER
April 20, 2006                                  A Member of Ernst & Young Global